Report of Independent Registered Public Accounting Firm on Schedules

The Board of Directors

Modern Woodmen of America

We have audited the statutory-basis balance sheets of Modern Woodmen of America (the Society) as of December 31, 2011 and 2010, and the related statutory-basis statements of operations, changes in surplus, and cash flow for each of the three years in the period ended December 31, 2011, and have issued our report thereon dated April 24, 2012 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in the Exhibit Index of this Registration Statement. These schedules are the responsibility of the Society’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statements referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 24, 2012

Schedule I – Summary of Investments

Other Than Investments in Related Parties

As of December 31, 2011

Type of Investment	Cost	Fair Value	Amount at Which Shown in the Statement of Financial Position
	(In Thousands)
Bonds:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$1,703,655	$1,845,605	$1,703,655
States, municipalities, and political subdivisions	702,916	767,186	702,916
Corporate bonds	6,391,990	6,933,480	6,391,990
Hybrid securities	4,946	7,725	4,946
Mortgage and asset-backed securities	376,296	389,264	376,296

Total bonds	9,179,803	9,943,260	9,179,803

Equity securities:
Common stocks:
Industrial, miscellaneous, and all other	281,919	469,216	469,216
Mutual funds	10,856	11,269	11,269
Nonredeemable preferred stock	—	340	—

Total equity securities	292,775	480,824	480,485

Mortgage loans	519,506		519,506
Real estate	38,276		38,276
Certificateholders’ loans	188,309		188,309
Other invested assets	177,020		177,020
Securities lending reinvested collateral	395,905		395,905

Total investments	$10,791,594		$10,979,303

See accompanying report of independent registered public accounting firm.

Schedule III – Supplementary Insurance Information

As of December 31, 2011, 2010, and 2009, and for each of the years then ended

	Future Policy Benefits and Claims	Contractholder and Other Certificateholder Funds
	(In Thousands)
2011
Life and health insurance	$9,310,955	$23,312

2010
Life and health insurance	$8,526,124	$23,398

2009
Life and health insurance	7,798,611	31,312

See accompanying report of independent registered public accounting firm.

Schedule III – Supplementary Insurance Information (continued)

As of December 31, 2011, 2010, and 2009, and for each of the years then ended

	Premiums and Other Considerations	Net Investments Income (1)	Benefits Claims, and Settlement Expenses	Other Operating Expenses (1)
	(In Thousands)
2011
Life and health insurance	$1,187,940	$535,542	$1,445,481	$194,117

2010
Life and health insurance	$1,079,164	$518,329	$1,324,550	$176,466

2009
Life and health insurance	946,546	487,079	1,183,881	164,109

(1)	Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change if different methods were applied.

See accompanying report of independent registered public accounting firm.

Schedule IV – Reinsurance

As of December 31, 2011, 2010, and 2009, and for each of the years then ended

	Gross Amount	Ceded to Other Companies	Net Amount
	(In Thousands)
2011
Life insurance in force	$34,258,458	$(9,007,251)	$25,251,207

Premiums:
Life insurance	$1,207,355	$(25,713)	$1,181,642
Supplemental contracts involving life contingencies	6,208	—	6,208
Accident and health insurance	93	(3)	90

Total	$1,213,656	$(25,716)	$1,187,940

2010
Life insurance in force	$33,938,424	$8,533,236	$25,405,188

Premiums:
Life insurance	$1,101,792	$(27,935)	$1,073,857
Supplemental contracts involving life contingencies	5,203	—	5,203
Accident and health insurance	107	(3)	104

Total	$1,107,102	$(27,938)	$1,079,164

2009
Life insurance in force	$33,680,120	$8,100,660	$25,579,460

Premiums:
Life insurance	$962,029	$(20,548)	$941,481
Supplemental contracts involving life contingencies	4,944	—	4,944
Accident and health insurance	125	(4)	121

Total	$967,098	$(20,552)	$946,546

See accompanying report of independent registered public accounting firm.